Exhibit (k)(2)

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

CLASS S SHARES

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is dated as of May 27, 2026, by and between CAIS Sports, Media and Entertainment Fund, a Delaware statutory trust (the “Fund”), and CAIS Advisors LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the Investment Advisory Agreement, dated as of September 29, 2025, between the Fund and the Adviser (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser entered into that certain Expense Reimbursement Agreement, dated December 17, 2025 (the “Prior Agreement”), pursuant to which the Adviser agreed to reimburse a portion of the expenses of Class S of the Fund; and

WHEREAS, the Fund’s Board of Trustees (the “Board”) and the Adviser have determined that it is appropriate and in the best interests of the Fund to amend and restate the terms of the Prior Agreement in their entirety as set forth herein.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.	Reimbursement of Class S Expenses

The Adviser hereby agrees to waive and/or pay or reimburse a portion of certain operating and other expenses of Class S of the Fund so that the total annual operating expenses of Class S, excluding Excluded Expenses (as such term is defined in the Expense Limitation Agreement), do not exceed an amount equal to the Expense Cap (as defined in the Expense Limitation Agreement) minus: (i) 0.10% of Class S’s average quarterly net assets if Class S’s average quarterly net assets are equal to or greater than $150,000,000 but less than $250,000,000; (ii) 0.15% of Class S’s average quarterly net assets if Class S’s average quarterly net assets are equal to or greater than $250,000,000 but less than $500,000,000; and (iii) 0.20% of Class S’s average quarterly net assets if Class S’s average quarterly net assets are equal to or greater than $500,000,000. The waiver, payment and/or reimbursement shall be calculated and made on a quarterly basis.

2.	Term

This Agreement shall remain in effect for an initial term ending on July 31, 2027, unless sooner terminated as provided in Paragraph 3 of this Agreement, and shall thereafter continue in effect for successive one-year periods by the mutual agreement of the Fund and the Adviser.

3.	Termination

This Agreement may be terminated at any time, and without payment of any penalty, by the Board. This Agreement may not be terminated by the Adviser without the consent of the Board. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the termination of the Investment Advisory Agreement.

4.	Assignment

This Agreement and all rights and obligations hereunder may not be assigned by a party without the prior written consent of the other party.

5.	Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.	Amendments

This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

7.	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the day and year first written above.

CAIS SPORTS, MEDIA AND ENTERTAINMENT FUND

By: /s/ Terrence McCarthy
Name: Terrence McCarthy
Title: Chief Financial Officer

CAIS ADVISORS LLC

By: /s/ Michael Richman
Name: Michael Richman
Title: Chief Legal Officer

[Signature Page to Class S Expense Reimbursement Agreement – CAIS Sports, Media and Entertainment Fund]

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